FORM 5

        U.S. SECURITIES AND EXCHANGE COMMISSION     _____________________
                WASHINGTON, D.C. 20549             |     OMB APPROVAL    |
                 ANNUAL STATEMENT OF               |_____________________|
           CHANGES IN BENEFICIAL OWNERSHIP         |OMB NUMBER: 3235-0362|
                                                   |EXPIRES:             |
                                                   | JANUARY 31, 2005    |
        Filed pursuant to Section 16(a) of the     |ESTIMATED AVERAGE    |
          Securities Exchange Act of 1934,         |BURDEN HOURS         |
         Section 17(a) of the Public Utility       |PER RESPONSE......1.0|
            Holding Company Act of 1935            |_____________________|
        or Section 30(h) of the Investment
               Company Act of 1940


/_X/ Check box if no longer subject to
     Section 16.  Form 4 or Form 5 obligations may
     continue.  See Instructions 1(b).

/__/ Form 3 Holdings Reported

/__/ Form 4 Transactions Reported


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1. Name and Address of Reporting Persons*

   Aspen Advisors LLC, investment advisor to Aspen Partners
      (a series of Aspen Capital Partners, L.P.) and others
   Hecht, Nikos, managing member of Aspen Advisors LLC
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   (Last)                        (First)                    (Middle)

        c/o Aspen Advisors LLC
        152 West 57th Street, 46th Floor
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                                   (Street)

        New York,                  New York                     10019
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       (City)                       (State)                    (Zip)

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2. Issuer Name and Ticker or Trading Symbol

   Fresenius Medical Care Holdings Inc. (FSMEP)
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3. IRS Identification Number of Reporting Person, if an entity (Voluntary)


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4.  Statement of Month/Year

    2002
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5.  If Amendment, Date of Original (Month/Year)

    3/02
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6.     Relationship of Reporting Person(s) to Issuer (Check all applicable)

       Director                                X  10% Owner
   ---                                        ---

       Officer (give title below)                 Other (specify below)
   ---                                        ---

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7.      Individual or Joint/Group Reporting (check applicable line)

   ---   Form Filed by One Reporting Person

    X    Form Filed by More than one Reporting Person
   ---


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Table I - Non-Derivative Securities Acquired, Disposed of, or
          Beneficially Owned
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1. Title of Security (Instr. 3)

        Class D Special Dividend Preferred Stock
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2. Transaction Date (Month/Day/Year)


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3. Transaction Code (Instr. 8)

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4. Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)


    -----------------           -----------------          ----------------
         Amount                     (A) or (D)                   Price

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5. Amount of Securities Beneficially Owned at the end of Issuer's Fiscal Year (Instr. 3 and 4)

     0
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6. Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

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7. Nature of Indirect Beneficial Ownership (Instr. 4)


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[TYPE ENTRIES HERE]

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TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially
           Owned (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative Security (Instr. 3)

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2. Conversion or Exercise Price of Derivative Security

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3. Transaction Date (Month/Day/Year)


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4. Transaction Code (Instr. 8)

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5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)


        -------------------                       ------------------
               (A)                                      (D)
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6. Date Exercisable and Expiration Date (Month/Day/Year)


        -------------------                       ------------------
          Date Exercisable                        Expiration Date

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7. Title and Amount of Underlying Securities (Instr. 3 and 4)

    ----------------------------------       --------------------------
               Title                         Amount or Number of Shares

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8. Price of Derivative Security (Instr. 5)


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9. Number of Derivative Securities Beneficially Owned at End of Year
   (Instr. 4)

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10. Ownership of Derivative Security: Direct (D) or Indirect (I) (Instr. 4)


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11. Nature of Indirect Beneficial Ownership (Instr. 4)


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[TYPE ENTRIES HERE]


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   EXPLANATION OF RESPONSES:





   Aspen Advisors LLC
   By Nikos Hecht, its Managing Member
     /s/ Nikos Hecht                                     2/14/03
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   **  SIGNATURE OF REPORTING PERSON                       DATE



   Nikos Hecht

   /s/ Nikos Hecht                                       2/14/03
   ----------------------------------                -----------------
   **  SIGNATURE OF REPORTING PERSON                       DATE



_____________________________

 * If the form is filed by more than one reporting person, see instruction 4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

  NOTE: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure

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